Exhibit 16

PRICEWATERHOUSECOOPERS

December 12, 2003	PricewaterhouseCoopers LLP
One North Wacker
Securities and Exchange Commission	Chicago, IL 60606
450 Fifth Street, N.W.	Telephone: (312) 298-2000
Washington, D.C. 20549	Facsimile: (312) 298-2001

Commissioners:

We have read the statements made by Mandalay Resort Group, a 50% joint venture owner of Elgin Riverboat Resort – Riverboat Casino (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of Mandalay Resort Group’s Form 8-K report dated December 9, 2003.  We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours:

/s/ PRICEWATERHOUSECOOPERS LLP